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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this registration statement on Form S-4 of First Maryland Bancorp, First Maryland Capital I and First Maryland Capital II of our report dated January 23, 1996, on our audit of the consolidated statement of condition of First Maryland Bancorp and Subsidiaries as of December 31, 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended, which reports are included in First Maryland Bancorp's Annual Report on Form 10-K for the year ended December 31, 1995.

     We also consent to the reference to our firm under the caption "Experts".

                                          /s/ COOPERS & LYBRAND L.L.P.

                                          COOPERS & LYBRAND L.L.P.

Baltimore, Maryland
March 4, 1997